Exhibit 4.5

AMENDMENT

TO THE

AMENDED AND RESTATED 2001 NONSTATUTORY INCENTIVE PLAN

OF VALENTIS, INC.

                Pursuant to the authority reserved to the Board of Directors (the “Board”) of Valentis, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), under Section 12(a) of the Company’s Amended and Restated 2001 Nonstatutory Incentive Plan (the “Plan”), the Board hereby amends the Plan as follows:

                1.             Share Reserve.  Subsection 4(a) of the Plan is amended to read in its entirety as follows:

                                                                “(a)         Share Reserve.  Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate six hundred ninety thousand (690,000) shares of Common Stock.”

* * * * * * * * * *

                I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of Valentis, Inc., effective as of April 17, 2003, as required under applicable state and federal law.

                Executed on this 17th day of April, 2003.

/s/ Alan C. Mendelson
Alan C. Mendelson, Secretary